Exhibit 5.1

[GUNSTER, YOAKLEY & STEWART, P.A. LETTERHEAD]

May 19, 2017

HCBF Holding Company, Inc.

200 S. Indian River Drive, Suite 101

Fort Pierce, Florida 34950

Re:	HCBF Holding Company, Inc. – Registration Statement on Form S-4 filed on April 19, 2017

Ladies and Gentlemen:

We have acted as counsel to HCBF Holding Company, Inc., a Florida corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 filed with the Commission on April 19, 2017 (the “Registration Statement”), and the prospectus included as part of the Registration Statement (the “Prospectus”) relating to the registration by the Registrant of shares (the “Shares”) of the Registrant’s voting common stock, $0.001 par value per share (the “Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of January 20, 2017, by and among the Registrant, Jefferson Bankshares, Inc., a Florida corporation (“Jefferson”), and Jefferson Bank of Florida, a Florida-chartered commercial bank (the “Merger Agreement”).

We are members of the Bar of the State of Florida and do not herein express any opinion as to the effect of any laws other than the corporate laws of the State of Florida that are applicable to our opinion set forth below. This opinion letter has been prepared and is to be construed in accordance with the “Report on Third-Party Legal Opinion Customary Practice in Florida, dated December 3, 2011” issued by the Legal Opinions Standards Committee of the Business Law Section of The Florida Bar (the “Report”). The Report is incorporated by reference into this opinion letter. For purposes of construing the Report, the “Client” as referenced in the Report is the Registrant.

We have examined the originals, or certified, conformed or reproduced copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Opinion

Based upon and subject to the foregoing, and subject to the limitations, qualifications and assumptions set forth in the Report or in this opinion letter, and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares will be, upon issuance and receipt by the Registrant of the consideration therefor in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and Merger Agreement, duly authorized, validly issued, fully paid and nonassessable.

Nothing contained in this opinion letter shall be deemed to be an opinion other than as set forth in the immediately preceding paragraph.

Limitations and Qualifications

Our opinion set forth in this opinion letter is based upon the facts in existence and the laws, statutes, rules, regulations and judicial decisions (collectively, “Laws”) in effect on the date hereof, and we expressly disclaim any obligation to update our opinion herein, regardless of whether changes in such facts or Laws come to our attention after the delivery hereof.

HCBF Holding Company, Inc.

May 19, 2017

The opinion set forth in this opinion letter is limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. We have assumed no obligation to advise you beyond the opinion specifically expressed herein. Except as provided in the next paragraph, this opinion letter may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our written consent.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/S/ GUNSTER, YOAKLEY & STEWART, P.A.
GUNSTER, YOAKLEY & STEWART, P.A.

DCS/RBL/GLS